Exhibit 2(a)

STATE of DELAWARE

CERTIFICATE of FORMATION

A LIMITED LIABILITY COMPANY

ARTICLE I.

The name of this limited liability company is MCI Income Fund VII, LLC.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. BROAD ST., SUITE 201, MIDDLETOWN DE 19709. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC.

ARTICLE III.

The period of duration of the limited liability company shall be perpetual.

ARTICLE IV.

The purpose of the limited liability company is to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Limited Liability Company Act.

I, the undersigned, for the purpose of forming a limited liability company under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Formation on the date below.

Dated: August 26th, 2022

WESLEY DOLAN, Organizer

State of Delaware Secretary of State Division of Corporations

Delivered 02:41PM 08/26/2022 FILED 02:41PM 08n6/2022

SR 20223373454 - File Number 6993811

STATE of DE

STATEMENT and RESIGNATION of the ORGANIZER

A LIMITED LIABILITY COMPANY

The undersigned, the Organizer of MCI INCOME FUND VII, LLC, who signed and filed its Articles of Organization (or similar organizing document) with the DELAWARE Secretary of State (or other appropriate state office), appoints the following individuals to serve as members of the limited liability company:

Name and address of each initial member:

Additionally, the undersigned does hereby tender his/her resignation as Organizer for the LLC, and from any and all involvement with, control of, or authority over the LLC, real or perceived, effective immediately.

Dated: August 29th, 2022

Wesley Dolan, Organizer